Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320- 1799 Telephone (805)447-1000 Fax (805) 499-3507 www.Amgen.com

KEVIN SHARER, AMGEN CHAIRMAN AND CEO, ANNOUNCES PLAN TO RETIRE WITH ROBERT BRADWAY TO BECOME CEO ON MAY 23, 2012; SHARER WILL CONTINUE AS CHAIRMAN OF THE BOARD UNTIL END OF 2012

Roger Perlmutter to Retire as EVP of Research and Development with Sean Harper to Assume the Role on February 13, 2012

THOUSAND OAKS, Calif. (Dec. 15, 2011) – Kevin W. Sharer, chairman and chief executive officer of Amgen (NASDAQ:AMGN) since 2000, has announced his plan to retire from the Company at the end of 2012, following 20 years of service to Amgen. To facilitate an orderly transition process, Sharer will step down as CEO effective May 23, 2012, and remain as chairman of the Company’s Board of Directors until December 31, 2012, at which time he will retire from the Board and from the Company. Robert Bradway, currently president and chief operating officer, will become CEO on May 23, 2012. It is the intention of the Board of Directors to elect Bradway chairman of the Board when Sharer retires from that position at the end of 2012. The Board will also elect a lead independent director at that time.

On behalf of the Board of Directors, Vance Coffman, chairman of the Board’s governance and nominating committee said, “The Board thanks Kevin Sharer for his service in leading Amgen over the past decade. During that time Amgen grew significantly in every dimension and is well positioned for the future. Amgen’s core mission to serve patients remains our bedrock. The Board is excited to have a talented executive in Bob Bradway as the fourth CEO in our Company’s history.”

“Today Amgen announces its next generation of leaders as we pass the reins to Bob Bradway and Sean Harper,” said Kevin Sharer. “Bob and Sean have demonstrated sound judgment, delivered consistently excellent operating results and provided strong leadership in a variety of challenging roles. Amgen will be in good hands. I would particularly like to thank Roger Perlmutter for his eleven years of service. He has been an outstanding head of research and development, and his accomplishments have benefited millions of patients. In the months ahead, we will focus on making the transition to Bob and Sean seamless.”

Sharer, 63, joined Amgen in 1992 and served as president until 2000 when he was named chairman and CEO. Under his tenure Amgen grew from $3.6B in revenue with a presence in 17 countries to a company today with revenues approaching $16B and operations in 55 countries.

KEVIN SHARER, AMGEN CHAIRMAN AND CEO, ANNOUNCES PLAN TO RETIRE WITH ROBERT BRADWAY TO BECOME CEO ON MAY 23, 2012; SHARER WILL CONTINUE AS CHAIRMAN OF THE BOARD UNTIL END OF 2012

Bob Bradway, 48, joined Amgen in 2006 as a vice president in operations. He was appointed CFO in 2007, and was named president and chief operating officer in 2010. Prior to joining Amgen, Bradway worked for 19 years with Morgan Stanley. Bradway holds a BA in Biology from Amherst College and an MBA from Harvard University.

Roger Perlmutter, 59, will retire as executive vice president of research and development effective February 12, 2012. Dr. Perlmutter will then work with Amgen as a consultant to aid in the transition until February, 2013. Dr. Perlmutter joined Amgen in 2000, and during his tenure Amgen has gained the approval for many new drugs, including Aranesp®, Neulasta®, Vectibix®, Nplate®, Sensipar® and Amgen’s newest drugs, Prolia® and Xgeva®.

Sean Harper, 49, will assume his new role on February 13, 2012, reporting to Bob Bradway. Dr. Harper will be responsible for Amgen’s global research and development functions. Dr. Harper joined Amgen in 2002, and has held leadership roles in early development, medical sciences and global regulatory and safety. His current role is senior vice president, global development and he serves as chief medical officer for Amgen. Prior to joining Amgen, Dr. Harper worked for 6 years at Merck Research Laboratories. He attended medical school at UCSF, was board certified in internal medicine and gastroenterology after training at the Massachusetts General Hospital and was a postdoctoral fellow at the Massachusetts Institute of Technology.

About Amgen

Amgen discovers, develops, manufactures and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe, effective medicines from lab to manufacturing plant to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, bone disease and other serious illnesses. With a deep and broad pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and vital medicines, visit www.amgen.com. Follow us on www.twitter.com/amgen.

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CONTACT: Amgen, Thousand Oaks

Christine Regan, 805-447-5476 (media)

Arvind Sood, 805-447-1060 (investors)